Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated June 8, 2008 (March 27, 2009 for the guarantor structure change described in the condensed consolidating financial information), relating to the consolidated financial statements of WPP Group Plc appearing in WPP Plc’s Form 6-K dated March 27, 2009, and our report dated June 8, 2008 on the effectiveness of WPP Group Plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of WPP Group Plc for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Deloitte LLP

DELOITTE LLP

Chartered Accountants and Registered Auditors

London, England

March 27, 2009